Whitebox Mutual Funds

Secretary’s Certificate

Rule 17g-1(g)(1)(A)(ii) – Copy of resolution approving the form and amount of the bond:

I, Matthew L. Thompson, hereby certify that I am the duly elected and qualified Assistant Secretary of Whitebox Mutual Funds, a Delaware statutory trust (the “Trust”).  I further certify, in such capacity and on behalf of the Trust, (1) that set forth below is a true, correct and complete copy of the resolutions duly adopted by the Board of Trustees of the Trust approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended); and (2) that said resolutions have not been amended, modified or revoked, are in full force and effect as of the date hereof, and are the only resolutions relating to the matters covered thereby:

NOW THEREFORE, BE IT RESOLVED, that the appropriate officers of the Trust and Whitebox Advisers, LLC are authorized and directed to obtain the fidelity bond coverage written by Chubb Group of Insurance Companies (the “Fidelity Bond”) to provide coverage for each officer and employee of the Trust and Whitebox Advisers, LLC who may singly, or jointly with others, have access to the securities or funds of the Trust, either directly or through authority to draw upon such funds or to direct generally the disposition of those securities, in that amount approved or ratified by the Board from time to time.

FURTHER RESOLVED, that the Board, including all trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940), has determined that the form, terms and the amount of the Fidelity Bond (which is in the aggregate amount of $2,000,000 to cover, among others, officers and employees of the Trust, in accordance with Rule 17g-1 under the Investment Company Act of 1940), are reasonable, after reviewing the terms of the Fidelity Bond and having given due consideration to, among other things, the estimated value of the aggregate assets of the Trust to which any person covered under the Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trust, and the nature of the securities held by the Trust.

FURTHER RESOLVED, that the Board, including a majority of the trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940), at least annually will review the Fidelity Bond to determine whether the Fidelity Bond is reasonable in form and amount.

FURTHER RESOLVED, that the appropriate officers of the Trust and Whitebox Advisers, LLC be, and each of them acting alone hereby is, designated and directed to make the filings and give the notices required by Rule 17g-1 of the Investment Company Act of 1940, including all filings and notices required by Rule 17g-1(g).

FURTHER RESOLVED, that, provided that the Fidelity Bond is issued in the form, in the amount, and with the terms described, the Fidelity Bond is approved by the Board, including all trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940).

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IN WITNESS WHEREOF, I have signed my name, on this 27h day of September, 2013.

             Name: Matthew L. Thompson
Title: Assistant Secretary